       SCHEDULE 14A - INFORMATION REQUIRED IN A PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        WASTE SYSTEMS INTERNATIONAL, INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

------------------------------------------------------------------------------
   (Name of person(s) Filing Proxy Statements, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on the table below per Exchange Act rules 14a-6(i)(1) and 0-11
    (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
    (5) Total fee paid:

        ----------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the Date of its filing.
   (1) Amount previously Paid:

       -----------------------------------------------------------------------
   (2) Form, Schedule or Registration Statement No.:

       -----------------------------------------------------------------------
   (3) Filing Party:

       -----------------------------------------------------------------------
   (4) Date Filed:

       -----------------------------------------------------------------------

                        Waste Systems International, Inc.

                               420 Bedford Street
                                    Suite 300
                         Lexington, Massachusetts 02173
                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, JULY 28, 1998

                                ---------------


         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Waste Systems International, Inc. ("WSI" or the "Company") will be held on Tuesday, July 28, 1998 at 10:00 a.m., local time, at 420 Bedford St., Lexington, Massachusetts for the following purposes:

                  1. To elect the directors of the Company;

                  2. To act upon a proposal to approve the following amendments to the Company's Amended and Restated 1995 Stock Option and Incentive Plan (the "Option Plan"): (i) to permit the granting of options and other benefits under the Option Plan to Non-Employee Directors, consultants and other key persons; and (ii) to increase the number of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), reserved for issuance under the Option Plan from 1,700,000 shares to 3,000,000 shares;

                  3. To act upon a proposal to approve the following amendments to the Company's Amended and Restated 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"): (i) to increase the number of shares of the Company's Common Stock issuable under stock options granted once to Non-Employee Directors elected to the Board for the first time from 4,000 shares to 20,000 shares; and
         (ii) to increase the number of shares of the Company's Common Stock issuable under the stock options granted annually as compensation to Non-Employee Directors from 2,000 shares to 10,000 shares;

                  4. To act upon a proposal to approve conversion of the Company's 7% Subordinated Notes into shares of Common Stock;

                  5. To consider and act upon a proposal to ratify the Board of Directors' selection of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year; and

                  6. To consider and act upon any other matters which may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

         Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

         The Board of Directors has fixed the close of business on June 22, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only stockholders of record of the Company's Common Stock and the Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Preferred Stock") at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

         You are requested to fill in and sign the enclosed form of proxy (also referred to herein and in the accompanying proxy statement as the "Proxy Card") , which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                By Order of the Board of Directors,


                                /s/ Robert Rivkin
                                -----------------
                                Robert Rivkin
                                Secretary
Lexington, Massachusetts
June __, 1998

                               IMPORTANT


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PREPAID
     ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                        WASTE SYSTEMS INTERNATIONAL, INC.
                               420 Bedford Street
                                    Suite 300
                               Lexington, MA 02173
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                     FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 28, 1998

                                                                   June __, 1998

         This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Waste Systems International, Inc., a Delaware corporation (the "Company"), from stockholders of the outstanding shares of the Company's capital stock for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Tuesday, July 28, 1998, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

         This Proxy Statement, the accompanying Notice of Annual Meeting and the form of proxy (also referred to herein as the "Proxy Card") are first being sent to stockholders on or about June 24, 1998. The Board of Directors has fixed the close of business on June 22, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), the Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Preferred Stock") at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there was an aggregate of [_________ ] Common Stock equivalents outstanding and eligible to vote at the Annual Meeting, consisting of [_________ ] shares of Common Stock representing an equal number of votes, [_________] shares of Series A Preferred Stock convertible into [_________] shares of Common Stock representing an equal number of votes. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share, and holders of Series A Preferred Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share of Common Stock into which such Series A Preferred Stock is convertible.

         The presence, in person or by proxy, of holders of shares of voting stock representing a majority of the voting power of the outstanding shares of voting stock issued, outstanding, and entitled to vote at a meeting of stockholders is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding voting power, present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, is required for the approval of any proposal or matter other than the election of directors. Directors shall be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote in the election of directors, and cast in such election. Shares that reflect abstentions or "broker nonvotes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. Abstentions and "broker nonvotes" will have no impact on the outcome of the vote on a particular proposal presented at the Annual Meeting. With respect to the election of directors, votes may be cast only in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the election and will have no effect.

         Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the Proxy Card. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR (i) the election of the nominees for directors of the Company named in this Proxy Statement to the extent such Stockholder is entitled to vote in such election; (ii) approval of the amendments to the Company's Amended and Restated 1995 Stock Option and Incentive Plan to permit the granting of options and other benefits to Non-Employee Directors, consultants and other key persons and to increase the number of authorized shares of the Company's Common Stock reserved for issuance thereunder; (iii) approval of the amendments to the Company's Amended and Restated 1995 Stock Option Plan for Non-Employee Directors to increase the number of shares of Common Stock issuable under stock options granted to Non-Employee Directors elected to the Board for the first time and to increase the number of shares of Common Stock issuable under stock options granted annually as compensation to Non-Employee Directors; (iv) approval of conversion of the Company's 7% Subordinated Notes into shares of Common Stock; and (v) the ratification and approval of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

         A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

         The Company's Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 1997, as amended by Form 10-K/A (as so amended, the "1997 Form 10-K"), is being mailed to stockholders concurrently with this Proxy Statement. The "1997 Form 10-K", however, is not part of the proxy solicitation materials, except for certain parts of the "1997 Form 10-K" which are expressly incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


                           (Item 1 of the Proxy Card)

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


         The Board of Directors has nominated seven individuals to serve as directors of the Company (the "Nominees"), including four Nominees to be elected by the holders of the Company's outstanding Series A Preferred Stock and three Nominees to be elected by all the stockholders. All of the Nominees are currently serving as directors of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any of the Nominees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. Directors serve for one-year terms expiring on the date of the Company's 1999 Annual Meeting and until their successors are duly elected and qualified.

            The Board of  Directors  recommends  a vote FOR the Nominees.

Information Regarding Nominees and Executive Officers

         The following table and biographical descriptions set forth certain information as of December 31, 1997, unless otherwise specified, with respect to the seven Nominees based on information furnished to the Company by each Nominee.
                                    Directors
                                    ---------


                                                                 Director
Name                                    Age                       Since
----                                    ---                      --------

General Nominees

Jay Matulich                             43                          1995
Philip W. Strauss                        49                          1996
Robert Rivkin                            39                          1997

Nominees for election
    by Series A Preferred Stock

David J. Breazzano                       41                          1997
Charles Johnston                         63                          1997
Judy K. Mencher                          41                          1997
William B. Philipbar                     72                          1997
--------------

         The Board of Directors has nominated seven individuals to serve as Directors of the Company for the coming year, including four who are to be elected by class vote of the Series A Preferred Stock.

         Jay J. Matulich has been a member of the Board of Directors since March
1995.  Mr.  Matulich is a  Managing   Director  of  International   Capital
Growth  Limited  ("ICG"),   formerly  Capital  Growth International  L.L.C.  and
U.S. Sachem Financial Consultants, L.P. He has held this position since 1994. From May 1990 to October 1994, Mr. Matulich was a Vice President of Gruntal & Co., Incorporated, investment bankers. Mr. Matulich was elected to the Board of Directors in March 1995 pursuant to anagreement between th Company and ICG, in connection with ICG's role as placement agent for certain securities of the Company. That agreement, which expired in March 1998, required Mr. Matulich be nominated for election to at least three one-year terms. Mr. Matulich served as Interim - Chairman of the Board from March 29, 1996 through June 24, 1996.

         Philip W. Strauss has been the Chief Executive Officer and President since March 27, 1996 and Chairman of the Board since June 24, 1996. Previously Mr. Strauss had been Executive Vice President and Chief Operating Officer of the Company since September 19, 1995. He has 24 years of experience in project, business and corporate development. Mr. Strauss was co-founder of BioMedical Waste Systems, Inc., a publicly-held waste management firm, where he served as Executive Vice President from its inception in 1987 until May 1992 and as a Director from inception until May 1993.

         Robert Rivkin, a Certified Public Accountant, has been Executive Vice President-Acquisitions of the Company since April 1998, Vice President and Chief Financial Officer since March 1995, Secretary since May 1995 and Treasurer since June 1996. Mr. Rivkin was first elected to the Board of Directors in June 1997. For the five years prior to joining the Company, Mr. Rivkin was a principal at The Envirovision Group Inc., a full service environmental engineering, consulting and contracting company, where he was responsible for finance, marketing and strategic planning. Previously, Mr. Rivkin practiced public accounting in New York, where he specialized in mergers and acquisitions, initial public offerings and SEC reporting.

         David J. Breazzano has been a member of the Board of Directors since June 1997. Mr. Breazzanois one of the three principals at DDJ Capital Management, LLC, which was established in 1996. He hasover 17 years of investment experience and served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity,

Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. Mr. Breazzano also serves as a Director of Key Energy Group, Inc.

         Charles Johnston has been a member of the Board of Directors since June 1997. During the past 10 years he has served on various boards. Mr. Johnston is currently Chairman of Ventex Technology in Riviera Beach, Florida and has held that position since 1993. He is also currently Chairman of AFD Technologies in Jupiter, Florida. He was previously founder, Chairman, and CEO of ISI Systems, a public company on the American Stock Exchange prior to being sold to Teleglobe Corporation of Montreal, Canada. Mr. Johnston also serves as Trustee of Worcester Polytechnic Institute in Worcester, Massachusetts as well as Trustee for the Institute of Psychiatric Research, University of Pennsylvania in Philadelphia, Pennsylvania. In addition, he serves as director of the following companies: Kideo Productions and Infosafe Systems both of New York City, Hydron Technologies Inc. of Boca Raton, Florida and Spectrum Signal Processing of Vancouver, British Columbia.

         Judy K. Mencher has been a member of the Board of Directors since August 1997. Ms. Mencher is one of the three principals at DDJ Capital Management, LLC, which was established in 1996. From 1990 to 1996, Ms. Mencher was at Fidelity working in the Distressed Investing Group. Prior to joining Fidelity in 1990, Ms. Mencher was a Partner at the law firm of Goodwin, Procter & Hoar LLP specializing in bankruptcy and creditors' rights.

         William B. Philipbar became a member of the Board of Directors in May 1996. He resigned as a Director of the Company in June 1997 and was reelected to the Board in August 1997. Since December 1997, Mr. Philipbar has been a part-time consultant for the Company in connection with the Company's consideration of proposed acquisitions and other strategic matters. He has been a Director of Matlack Systems, Inc. and Rollins Truck Leasing Corp. since 1993. Until 1995 he was also an advisor to Charles River Ventures.

The Board of Directors and Its Committees

Board of Directors

         The Company's Board of Directors consists of seven members, a majority of whom are independent of the Company's management. Each director holds office for a term from election to the next Annual Meeting of the Company's stockholders and until his or her successor is duly elected and qualified. Pursuant to the Certificate of Designations, Preferences and Rights adopted June 25, 1997 creating the Company's Series A Preferred Stock, the holders of the Series A Preferred Stock are entitled to elect four members of the Board, two of whom shall be elected by B III Capital Partners, L.P. ("B III"), subject to certain maintenance of ownership requirements. The four directors elected by the holders of the Series A Preferred Stock are Messrs. Breazzano, Johnston, Philipbar and Ms. Mencher.

         Prior to June 24, 1997, the Board was comprised of six members, four of whom resigned on that date. On June 30, 1997, the Board elected Robert Rivkin, Executive Vice President - Acquisitions and Chief Financial Officer of the Company, to one of the vacancies on the Board. At the same meeting, pursuant to an agreement with certain purchasers of the Company's Series A Preferred Stock, the Board elected Bart Grenier, David J. Breazzano and Charles Johnston to serve as directors. In August 1997, William B. Philipbar was reelected to the Board of Directors. Subsequent to that date, Mr. Grenier resigned as a director and in August 1997, Judy K. Mencher was elected to serve as director to fill such vacancy.

         The Board of Directors held ten meetings during fiscal year 1997. Each of the Company's directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he or she was a member.

         The Board of Directors has appointed an Audit Committee and a Compensation Committee.

         Compensation Committee. The Compensation Committee currently consists of Messrs. Johnston and Strauss and Ms. Mencher. Prior to June 24, 1997, the Compensation Committee consisted of Messrs. Matulich and Simmons.

The Compensation Committee makes recommendations and exercises all powers of the Board of Directors in connection with certain compensation matters, including incentive compensation and benefit plans. The Compensation Committee (excluding Mr. Strauss) administers, and has authority to grant awards under, the Waste Systems International, Inc. 1995 Amended and Restated Stock Option and Incentive Plan (the "Option Plan), to the employee directors and management of the Company and its subsidiaries and other key employees. Proposal 2 would expand eligible participants under the Option Plan to include Non-Employee Directors, consultants, and other key persons. See Proposal 2. The Compensation Committee held two meetings during fiscal year 1997.

         Audit Committee. The Audit Committee currently consists of Messrs. Breazzano, Matulich and Philipbar. Prior to June 24, 1997, the Audit Committee consisted of Messrs. Matulich, Philipbar and Daniel Shannon. The Audit Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit Committee held two meetings during fiscal year 1997.

Director Compensation

         The Company does not currently pay cash compensation to its directors. Non-employee directors are entitled to stock option grants under the Amended and Restated Waste Systems International, Inc. 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). The Non-Employee Directors Plan provides for the automatic granting to non-employee Directors of stock options that do not qualify as incentive stock options (referred to as "Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the terms of the Non-Employee Directors Plan, each non-employee Director who first becomes a Director of the Company on or after June 30, 1997 shall automatically be granted on the date he or she becomes a Director of the Company a Stock Option to purchase 4,000 shares of Common Stock (the "Initial Grant"). In addition, the Non-Employee Directors Plan provides that each non-employee Director shall automatically be granted, at the beginning of each calendar year in which he or she is serving as a non-employee Director, a Stock Option to acquire 2,000 shares of Common Stock (the "Annual Grant"). Each non-employee Director entering service after the start of any calendar year will automatically be granted on the effective date of his or her Board membership a Stock Option to acquire a portion of shares of Common Stock subject to the Annual Grant prorated to reflect the remaining portion of such calendar year. The exercise price per share for the Common Stock covered by any Stock Option granted under the Non-Employee Directors Plan shall be equal to the fair market value of the Common Stock on the date such option is granted.

         Other than Stock Options constituting Initial Grants, which Stock Options vest immediately upon grant, Stock Options granted under the Non-Employee Directors Plan vest at a rate of 25% of the total number of shares of Common Stock purchasable under such Stock Option for each year that the holder remains a Director of the Company, such vesting to take place at the end of each of the first four calendar years following issuance of such Stock Options. A Stock Option issued under the Non-Employee Directors Plan shall not be exercisable after the expiration of ten years from the date of grant.

         On April 17, 1998, the Board of Directors of the Company voted, subject to stockholder approval, to increase the number of shares subject to issuance under the Non-Employee Directors Plan to (i) 20,000 shares issuable pursuant to Initial Grant Stock Options and (ii) 10,000 shares issuable pursuant to Annual Grant Stock Options for each calender year of service. See Proposal 3.

         On December 15, 1997, the Board of Directors voted to retain Mr. William Philipbar, a non-employee director of the Company, as a part-time consultant in connection with the Company's consideration of proposed acquisitions and other strategic matters. Mr. Philipbar's compensation for providing such consulting services for up to four days per month, as requested by the Company, will consist of grants of options to acquire 25,000 shares of

Common Stock to be granted on January 1, 1998 and each succeeding year so long as Mr. Philipbar continues to be so retained by the Company. Such grants will be made under an amendment, subject to stockholder approval, of the Company's Amended and Restated 1995 Stock Option and Incentive Plan (the "Plan")
permitting   the  grant  of  options  and  other  benefits  under  the  Plan  to non-employee directors, consultants and other key persons. See "Certain Relationships and Transactions" and Proposal 2.

Executive Officers

         Set forth below is certain information regarding each of the executive officers of the Company as of the Record Date, including their principal occupation and business experience for at least the last five years.


           Name                       Age                          Position
           ----                       ---                          --------
Philip W. Strauss................     49      Chairman, Chief Executive Officer
                                                and President
Robert Rivkin....................     39      Director,  Executive  Vice
                                                President-Acquisitions, Chief
                                                Financial Officer, Secretary an
                                                Treasurer
Joseph E. Motzkin................     55      Vice President-Acquisitions
Arthur Streeter..................     38      Vice President and General Counsel
Harry Benjamin...................     40      Vice President - Central
                                                Pennsylvania Region

-----------------

         The principal occupation and business experience for at least the last five years of each executive officer of the Company, other than executive officers also serving as Directors, is set forth below.

         Joseph E. Motzkin has been a Vice President of the Company since August 1996. From 1994 to 1996, Mr. Motzkin was a General Manager at Prins Recycling Corporation where he established recycling programs, and directed sales programs and customer service activities. From 1989 to 1994, he was a General Manager at Laidlaw Waste Systems where he was responsible for their New England operations. Mr.
Motzkin has 26 years in the solid waste management business.

         Arthur Streeter has been Vice President and General Counsel since February 1998. Prior to joining the Company he was a Partner at Goldstein &
Manello, P.C., a law firm based in Boston, Massachusetts, where he gained 12 years of experience representing both private and public companies.

         Harry Benjamin has been a Vice President of the Company since March 1998. From 1994 to 1998, Mr. Benjamin was the President of Horvath Sanitation, Inc., a solid waste collection company. Prior to 1994, Mr. Benjamin worked as a business consultant in the waste management industry where he was involved in landfill development projects and landfill ground water monitoring system installations.
Mr. Benjamin has 13 years in the waste management industry.

         Each of the executive officers holds his or her respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.


                             EXECUTIVE COMPENSATION

         The following sections of this Proxy Statement set forth and describe the compensation paid or awarded during the last three years to the Company's Chief Executive Officer and the four other most highly compensated executive officers.

         Summary Compensation Table. The following table sets forth the aggregate cash compensation paid by the Company with respect to the fiscal years ended December 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer and the four other senior executive officers in office on December 31, 1997 who earned at least $100,000 in cash compensation during 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            Long-Term
                                                          Compensation
                                                             Awards
                                                             ------
                                            Annual
                                         Compensation        Shares
                                         ------------      Underlying
                                            Salary         Options (1)
Name and Principal Position     Year         ($)              (#)
---------------------------     ----     -----------      -----------

Philip Strauss(2)               1997        162,504          522,859
Chairman of the Board,          1996        150,000           50,000(3)
President and Chief             1995         43,750           40,000
Executive Officer

Robert Rivkin                   1997        162,504          522,859
Executive Vice                  1996        150,000           41,250
President - Acquisitions,       1995        150,000            8,750
  Chief Financial Officer,
  Secretary and Treasurer

Joseph Motzkin(4)               1997        110,000           19,300
Vice President - Corporate
  Development

-----------------

(1) All information with respect to outstanding options, including shares issuable or issued and exercise prices payable or paid per share, has been adjusted to reflect the 1-for-5 reverse stock split effected February 13, 1998.

(2) Mr. Strauss has been the Chief Executive Officer and President since March 27, 1996 and Chairman of the Board since June 24, 1996. Previously Mr. Strauss had been Executive Vice President and Chief Operating Officer since September 19, 1995.

(3) Includes the options to acquire 40,000 shares of Common Stock granted in 1995 and repriced in 1996.

(4) Includes Mr. Motzkin's salary for 1997 only as Mr. Motzkin did not join the Company until the third quarter of 1996.


        Option Grants in Fiscal Year 1997. The following table sets forth the options granted during fiscal year 1997 and the value of the options held on December 31, 1997 by the Company's Named Executive Officers.


                Number of     Percent of
                  Shares      Total Options
                Underlying    Granted to    Exercise or               Grant Date
                 Options      Employees in   Base Price  Expiration    Prestent
Name          Granted(#)(1)   Fiscal Year    ($ /share)     Date       Value$(2)
-----         -------------   -----------    ----------  ----------   ----------

Philip Strauss   522,859         44%           $1.406        6/30/07    $280,096
Robert Rivkin    522,859         44%           $1.406        6/30/07    $280,096
Joseph Motzkin    19,300          2%           $1.406        6/30/07     $10,339

------------------

(1) All information with respect to outstanding options, including shares issuable or issued and exercise prices payable or paid per share, has been adjusted to reflect the 1-for-5 reverse stock split effected February 13, 1998.

(2) The grant date present value was determined using the Black-Scholes option pricing model with the following weighted average assumptions: volatility, 30%; expected dividend yield, 0%; risk free interest rate, 5.3%; and expected life, 5 years.

Option Exercises and Fiscal Year-End Values

       The following table sets forth information regarding stock options exercised during the fiscal year ended December 31, 1997, and the value of unexercised options held as of December 31, 1997, by the Company's Named Executive Officers.

                                     Number of
                              Securities Underlying     Value of Unexercised
         Shares                Unexercised Options      in-the-Money Options
        Acquired              at Fiscal Year-End (#)    at Fiscal Year-End($)
          On       Value     ------------------------- -------------------------
Name   Exercise(#)Realized($)Exercisable Unexercisable Exercisable Unexercisable
----   ---------- ---------- ----------- ------------- ----------- -------------
Philip
  Strauss      0          0      50,000         522,859 $117,200      $1,225,581
Robert
  Rivkin       0          0      50,000         522,859  117,200       1,225,581
Joseph
  Motzkin      0          0       2,500          26,800    5,860          62,819



                            TEN-YEAR OPTION REPRICING

        During 1997, the Company decreased the exercise price of options granted to all Company employees, including the Named Executive Officers. The revised exercise price was $1.406 per share.

Submitted by the Compensation Committee:

        Philip W. Strauss
        Charles Johnston
        Judy K. Mencher



                     Number of    Market     Exercise                  Length
                    Securities   Price of    Price of               of Original
                    Underlying   Stock at     Stock at     New       Option Term
                      Options     Time of     Time of    Exercise      Remainin
                      Repriced   Repricing   Repricing    Price         at Date
Name             Date     (#)        ($)         ($)        ($)     of Repricing
----             ----  -------   ---------   ----------   -------   ------------

Philip Strauss 6/28/97   50,000    $1.406      $11.25      $1.406        9 years
Robert Rivkin  6/28/97   50,000    $1.406      $11.25      $1.406        9 years
Joseph Motzkin 6/28/97   10,000    $1.406      $11.25      $1.406        9 years

         Employment Agreements. On June 30, 1997, the Company entered into employment agreements with Messrs. Strauss and Rivkin. The terms of these agreements provide (i) that Mr. Strauss shall serve as the Company's President and Chief Executive Officer and that Mr. Rivkin shall serve as the Company's Executive Vice President - Acquisitions, Chief Financial Officer, Secretary and Treasurer, respectively, (ii) that each shall receive a salary of $175,000 per year and (iii) that each shall agree not compete with the Company following termination of his employment for a period of one year following such termination. In the event that either executive is terminated without cause, such executive will not be bound to the non-competition provisions. The Company's agreements with Messrs. Strauss and Rivkin are effective until June 30, 2000 and, absent ninety-day notice from either party to the contrary, are automatically renewable for subsequent one-year terms. Each of the agreements may be terminated at any time by the mutual consent of the parties.

Stock Performance Graph

         The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock with the cumulative total shareholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although such a chart would normally be for a five-year period, the Common Stock has been listed on the Nasdaq Small-Cap Market only since November 14, 1995 and, as a result, the following chart reflects only the period during which the Common Stock has been listed on that market. The chart compares the Common Stock with (i) the Center for Research in Security Prices Nasdaq Market Value Index (the "Nasdaq Index") and (ii) the Center for Research in Security Prices Waste Management Industry Index (the "Waste Management Index"). The total return for each of the Common Stock, the Nasdaq Index and the Waste Management Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. This chart assumes an initial investment of approximately $100 on November 14, 1995 in the stocks comprising the Nasdaq Index and the stocks comprising the Waste Management Index and an initial investment of $92 in the Company's Common Stock. The Nasdaq Index tracks the aggregate price performance of all domestic equity securities traded on the Nasdaq Market.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                    [GRAPH]

Report of the Compensation Committee

         The Compensation Committee's executive compensation philosophy is to establish competitive levels of compensation, link management's pay to the achievement of the Company's performance goals, and enable the Company to attract and retain qualified management. The Company's compensation policies seek to align the financial interests of senior management of the Company with those of the stockholders.

         Base Salary. The Company has established base salary levels for senior management based on a number of factors, including market salaries for such positions, the responsibilities of the position, the experience, and the required knowledge of the individual. The Compensation Committee attempts to fix base salaries on a basis generally in line with base salary levels for comparable companies.

         Incentive Compensation. During each fiscal year the non-employee directors who are members of the Compensation Committee may consider granting senior executives of the Company awards under the Plan. Such awards are based on various factors, including both corporate and individual performance during the preceding year and incentives to reach certain goals during future years.

         Compensation of Chief Executive Officer. Philip W. Strauss, the Company's Chief Executive Officer and President, receives competitive compensation and regular benefits in effect for senior executives of the Company. In Fiscal 1997, the Compensation Committee increased Mr. Strauss' annual base salary from $150,000 to $175,000 as determined on the same basis as other senior executives of the Company, based on the factors noted above in "Report of the Compensation Committee - Base Salary". In addition to such cash compensation, Mr. Strauss also received options to acquire an aggregate of 522,859 shares of Common Stock at exercise prices at and above the fair market value of the Common Stock on the date of grant. The vesting of all of such options accelerates upon a sale of the Company. See "Proposal 2--Approval of Amendment to Amended and Restated 1995 Stock Option and Incentive Plan."

Submitted by the Compensation Committee:

         Philip W. Strauss
         Charles Johnston
         Judy K. Mencher

Compensation Committee Interlocks and Insider Participation

         Jay Matulich and Dr. Simmons served on the Compensation Committee until June 24, 1997. Currently, Philip W. Strauss, Charles Johnston and Judy K. Mencher serve on the Compensation Committee. Philip W. Strauss, in addition to serving as a member of the Compensation Committee is the Chief Executive Officer and President. No other members of the Compensation Committee in 1997 ever served as an officer of the Company.

Principal Stockholders

         The following table sets forth the number and percentage of outstanding shares of Common Stock and Series A Preferred Stock beneficially owned as of April 15, 1998 by (i) each director of the Company; (ii) each of the Named Executive Officers; (iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. This information is based on representations of officers and directors of the Company and filings received by the Company on Schedules 13D and 13G or Form 13F under the Exchange Act. This information does not include additional shares that may become beneficially owned by certain persons if Proposal 4 is approved at the Annual Meeting. See "Approval of Conversion of 7% Subordinated Notes into Shares of Common Stock."

                              Beneficial Ownership
                              --------------------
                                                              Series A
                                Common Stock(1)           Preferred Stock(2)
                          --------------------------   -------------------------

Directors                  # of Shares   % of Class    # of Shares   % of Class
Executive Officers        Beneficially  Beneficially   Beneficially Beneficially
and 5% Stockholders(3)       Owned        Owned(4)        Owned        Owned
------------------------- ------------  ------------   ------------ ------------

B-III Capital Partners,       11,851        *             50,000          54.00%
L.P.(5)
c/o DDJ Capital Management,
LLC
141 Linden Street
Wellesley, MA 02181

The Prudential Insurance      78,260        2.00%          7,219           7.80%
Company
    of America(6)
100 Mulberry Street
Newark, NJ  07102

The PaineWebber High         374,963        9.58%          2,383           2.57%
    Income Fund(7)
1285 Avenue of the Americas
New York, NY 10019

Dawson Samberg Capital(8)    400,000       10.22%            ___             ___
    Management, Inc.
354 Pequot Avenue
Southport, CT  06490

Federal Deposit Insurance(9)     ___          ___          7,000           7.56%
Corporation
P.O. Box 9104
Franklin, MA 02038

David J. Breazzano(10)         4,000       *                  __             __

Charles Johnston(11)           4,000       *                  __             __

Jay Matulich(12)              10,800       *                  __             __

Judy K. Mencher(10)            4,000       *                  __             __

Joseph Motzkin(13)             3,125       *                 250              *

William B. Philipbar(14)       8,000       *                  __             __

Robert Rivkin(15)             50,175       1.28%             250              *

Philip W. Strauss(16)         50,000       1.28%             250              *

All directors and
   officers as               134,100       3.43%             750              *
a group (8 persons)




*       Less than 1%.

(1) Does not include shares issuable upon conversion of the Series A Preferred Stock.

(2) As of April 15, 1998 there were 92,580 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock has a liquidation value of $100.00 per share and is convertible into Common Stock at a conversion price of $1.40625 per share of Common Stock (which conversion price may be adjusted under certain circumstances), upon the occurrence of certain events not within the control of the holders of the Series A Preferred Stock. This corresponds to a current conversion ratio of approximately 71.11 shares of Common Stock per share of Series A Preferred Stock. The Series A Preferred Stock is also redeemable (i) at the Company's option for Common Stock, if the Company's closing Common Stock price for any 20 consecutive trading days occurring after June 26, 1998 equals or exceeds $2.8125 and (ii) at the Company's option for cash equal to the redemption price as set forth in the Certificate of Designation of the Series A Preferred Stock, if any Series A Preferred Stock is outstanding on June 26, 2002, in each case subject to certain trading requirements. If all Series A Preferred Stock were converted at the current conversion price they would be converted into 6,583,467 shares of Common Stock representing approximately 62.7% of the

        Common Stock on a fully diluted basis.

(3) The persons named in the table have sole voting and investing power with respect to all shares shown as beneficially owned by them subject to community property laws where applicable and the information contained in footnotes to this table.

(4) Based on 3,912,431 shares of Common Stock issued and outstanding as of April 15, 1998.

(5) Includes 11,851 shares of Common Stock currently owned and 50,000 shares of Series A Preferred Stock currently owned that are convertible into 3,555,550 shares of Common Stock. DDJ Capital Management, LLC ("DDJ") serves as the investment manager to B-III Capital Partners, L.P. ("B III"); an affiliate of DDJ acts as the general partner of B III. Assuming conversion of all outstanding preferred stock into Common Stock, B III would own approximately 32.1% of the Common Stock.

(6) Based on information supplied by The Prudential Insurance Company of America ("Prudential"), as of March 14, 1998. Includes 78,260 shares of Common Stock currently owned and 7,219 shares of Series A Preferred Stock currently owned that are convertible into 513,351 shares of Common Stock. Assuming conversion of all outstanding preferred stock into Common Stock, Prudential would hold approximately 5.3% of the Common Stock. The Common Stock and Series A Preferred Stock are held for the benefit of certain registered investment companies over which Prudential or The Prudential Investment Corporation ("PIC") may have direct or indirect voting and/or investment discretion, with respect to which Prudential has advised the Company that Prudential and PIC disclaim beneficial ownership.

(7) Includes 374,963 shares of Common Stock currently owned and 2,383 shares of Series A Preferred Stock currently owned that are convertible into 169,458 shares of Common Stock. Assuming conversion of all outstanding preferred stock into Common Stock, the PaineWebber High Income Fund would own approximately 4.9% of the Common Stock.

(8) Based on information supplied by Dawson Samberg Capital Management, Inc. ("Dawson"), as of May 8, 1998. Includes 400,000 shares of Common Stock currently owned. Dawson is an investment adviser registered under
        Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares of Common Stock through the investment discretion Dawson exercises over its client's accounts. More than 5% of the shares of Common Stock beneficially owned by Dawson are owned by one client, Pequot Scout Fund, L.P., although such client does not have beneficial ownership of such shares for purposes of Section 13 and Section 16 of the Exchange Act.

(9) Includes 7,000 shares of Series A Preferred Stock currently owned that are convertible into 497,778 shares of Common Stock. Assuming conversion of all outstanding preferred stock into Common Stock, FDIC would own approximately 5.1% of the Common Stock

(10) Includes 4,000 shares subject to stock options which are fully vested and currently exercisable and excludes those shares owned by B III, which Mr. Breazzano and Ms. Mencher may be deemed to beneficially own as a result of Mr. Breazzano's and Ms. Mencher's interest in DDJ, however, such beneficial ownership is disclaimed. Both Mr.Breazzano and Ms. Mencher are managing members of DDJ.

(11) Includes 4,000 shares subject to stock options which are fully vested and currently exercisable.

(12) Includes 9,300 shares of Common Stock currently owned and 1,500 shares subject to stock options which are fully vested and currently exercisable.

(13) Includes 625 shares of Common Stock currently owned and 2,500 shares subject to stock options which are fully vested and currently exercisable. Also includes 250 shares of Series A Preferred Stock currently owned that are convertible into 17,780 shares of Common Stock.

(14) Includes 8,000 shares subject to stock options which are fully vested and currently exercisable.

(15) Includes 175 shares of Common Stock currently owned and 50,000 shares subject to stock options which are fully vested and currently exercisable. Also includes 250 shares of Series A Preferred Stock currently owned that are convertible into 17,780 shares of Common Stock.

(16) Includes 50,000 shares subject to stock options which are fully vested and currently exercisable. Also includes 250 shares of Series A Preferred Stock that are convertible into 17,780 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Small-Cap Market. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied.

Certain Relationships and Transactions

        Jay Matulich, a Director of the Company, is a Managing Director of ICG, which holds 11,549 Placement Agent Warrants at an exercise price of $11.50 per share expiring November 6, 1998. ICG received these securities as part of a total compensation package including 40,000 shares of Common Stock and 144,000 Placement Agent Warrants, together with a gross fee of $808,000, as consideration for placement agent services rendered on behalf of the Company during March and April 1995. ICG was also the placement agent for the private placement of Units in October and November 1995 consisting of convertible debentures and Series F Warrants to overseas investors. In connection with this overseas offering, ICG received a fee calculated as 8% of gross proceeds, resulting in approximately $896,000, and 140,313 warrants to purchase shares of the Company's Common Stock at an exercise price of $50.00 per share expiring September 30, 1998. In June 1996, ICG was also the placement agent for an overseas' offering of the Company's Common Stock. In connection with this offering, ICG received a fee calculated at 8% of gross proceeds, resulting in approximately $513,000. In addition, the Company exchanged 140,313 Warrants exercisable at a price of $50.00 into 70,000 Warrants exercisable at a price of $17.50 expiring September 30, 1997. Through March 29, 1996, ICG also had a continuing relationship with the Company pursuant to which ICG provided advisory and investment banking services to the Company, principally in connection with financing matters. The Company paid ICG $4,500 per month for such services, beginning on March 29, 1995. The Company believes that the terms of this relationship were comparable to terms that would have been obtainable from unaffiliated sources.

        On May 13, 1998, B III purchased approximately $20.0 million principal amount of 7% Subordinated Notes of the Company. For a description of such securities and the circumstances of their issuance, see Proposal 4 "Approval of Conversion of 7% Subordinated Notes into Shares of Common Stock."

        B III holds 50,000 shares of the Company's Series A Preferred Stock. B III purchased these securities in June 1997 from the Company during the Company's private placement. Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends at the annual rate of $8.00 per share for each of the three years following June 26, 1997, and at the annual rate of $14.00 per share thereafter. Dividends are payable annually in arrears on June 26 of each year, commencing on June 26, 1998, in preference to and with priority over dividends on the Common Stock. The Series A Preferred Stock is convertible into Common Stock at a conversion price of $1.40625 per share of Common Stock, which conversion price may be reset to a lower conversion price upon the occurrence of certain events. The Series A Preferred Stock is also redeemable at the Company's option after one year, subject to certain trading requirements. Each share of Series A Preferred Stock entitles the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Preferred Stock is then convertible. The holders of the Series A Preferred Stock have the right to vote together as a single class to elect four directors to the Board of Directors of the Company, two of whom shall be designated by B
III. B III has nominated Mr. Breazzano and Ms. Mencher to serve on the Company's

Board of Directors. The other two directors nominated by the holders of the Series A Preferred Stock are Charles Johnston and William B. Philipbar.

        On December 15, 1997, the Board of Directors voted to retain Mr. William Philipbar, a non-employee director of the Company, as a part-time consultant in connection with the Company's consideration of proposed acquisitions and other strategic matters. Mr. Philipbar's compensation for providing such consulting services for up to four days per month, as requested by the Company, will consist of grants of options to acquire 25,000 shares of Common Stock to be granted on January 1, 1998 and each succeeding year so long as Mr. Philipbar continues to be so retained by the Company. Such grants will be made under an amendment, subject to stockholder approval, of the Company's Amended and Restated 1995 Stock Option and Incentive Plan (the "Plan") permitting the grant of options and other benefits under the Plan to non-employee directors, consultants and other key persons. Each such option granted to Mr. Philipbar under such consulting arrangement (a) shall remain outstanding for a term of ten years, subject to termination 90 days following the date of termination of Mr. Philipbar's consulting arrangement with the Company; (b) shall be exercisable at an exercise price per share equal to the closing price of the Common Stock on its principal trading market on the first trading day on or after the date of issuance; (c) shall initially be unvested, and shall vest in full on the date one year after the date of issuance, provided that Mr. Philipbar has been retained as a consultant by the Company and has been ready, willing and able to perform services as such consultant during such one year period; and (d) shall be a non-qualified stock option for income tax purposes. Under such consulting arrangement, Mr. Philipbar received options on January 1, 1998 to acquire 25,000 shares of Common Stock at an exercise price per share of $3.75, vesting according to the terms described above and subject to stockholder approval.


        The Board of  Directors  recommends  a vote FOR this Proposal 1.


                           (Item 2 of the Proxy Card)

                                   PROPOSAL 2

                            APPROVAL OF AMENDMENT TO
            AMENDED AND RESTATED 1995 STOCK OPTION AND INCENTIVE PLAN


         As explained in "Report of the Compensation Committee" above, the Board of Directors and the Compensation Committee believe that it is desirable to use equity-based incentives to retain, motivate and attract quality personnel for the Company. Prior to amendment by the Board of Directors as described below in this paragraph, the terms of the Waste Systems International Inc. Amended and Restated 1995 Stock Option and Incentive Plan (the "Option Plan") provided that only employees were eligible to receive stock option grants and most other types of awards thereunder. The Option Plan excluded consultants and other key persons contributing to the Company's management, growth or profitability from participating in the Option Plan entirely, and prevented Non-Employee Directors from receiving any awards under the Option Plan other than shares of Common Stock in lieu of directors' fees. The members of the Compensation Committee serving as administrators of the Option Plan believe, and the Board of Directors concurs, that in order to retain, motivate and attract quality personnel to the Company, it is desirable to include Non-Employee Directors, consultants and other key persons working to further the Company's goals as persons eligible to receive equity-based awards under the Option Plan. Accordingly, on December 15, 1997 the Board of Directors voted, subject to stockholder approval, to amend the Option Plan to permit the granting of stock options and other benefits under the Option Plan to Non-Employee Directors, consultants and other key persons, as well as to employees of the Company, in accordance with applicable federal and state laws.

           As discussed above, the Company uses awards granted under the Option Plan as an important part of its overall compensation structure to retain, motivate and attract quality personnel for the Company. Prior to amendment by the Board of Directors as described below in this paragraph, the Option Plan provided for grants of options to purchase up to 1,700,000 shares of Common Stock. On April 15, 1998, options to purchase shares granted to officers and employees of the Company were outstanding. Of that number, options to purchase 1,095,018 shares were granted to officers of the Company. The Company believes that the remaining shares available under the Option Plan are insufficient to fully serve the Company's long-term compensation requirements after 1997.
Accordingly, on April 17, 1998 the Board of Directors voted, subject to stockholder approval, to amend the Option Plan to permit the grant of options to purchase up to 1,300,000 additional shares of Common Stock of the Company. The Option Plan, as amended by the amendments described in this paragraph and the preceding paragraph of Proposal 2, is referred to herein as the "Amended Option Plan." On April 15, 1998, outstanding and unexercised options to purchase 1,394,897 shares of Common Stock equaled 7% of the Company's total outstanding shares of Common Stock and Preferred Stock on an as-converted basis. Pursuant to the proposed amendment in this Proposal 2, shares reserved for issuance and available for future grant under the Amended Option Plan will equal approximately 13% of the total number of shares outstanding, including shares issuable on conversion of outstanding Preferred Stock and Convertible Notes. A summary of the Amended Option Plan is set forth below.

Summary of the Amended Option Plan

         The following description of certain features of the Amended Option Plan is intended to be a summary and is qualified in its entirety by reference to the full text of the Amended Option Plan.

         Number of Shares Subject to the Amended Option Plan. The Amended Option Plan provides for the issuance of, or grant of options to purchase, up to 3,000,000 shares of Common Stock. The proceeds received by the Company from option exercises under the Amended Option Plan will be used for the general corporate purposes. On June__, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq Small-Cap Market, was $___ per share.

         Plan Administration. The Amended Option Plan is administered by all of the members of the Compensation Committee of the Board of Directors of the Company who are not also employees of the Company or any of its subsidiaries. All such administrators are required to be and are "Non-Employee Directors," as that term is defined under the rules promulgated by the Securities and Exchange Commission and "Outside Directors," as that term is defined under Section 162(m) of the Code and the regulations promulgated thereunder. The administrators of the Amended Option Plan are referred to herein collectively as the "Amended Option Plan Committee."

         Awards under the Amended Option Plan. The Amended Option Plan provides for the grant of incentive stock options ("Incentive Options"), non-qualified stock options ("Non-Qualified Options"), stock appreciation rights, restricted and unrestricted shares of Common Stock, performance share awards and dividend equivalent rights. Pursuant to applicable federal law, only employees may receive Incentive Options under the Amended Option Plan.

         Eligibility. Persons eligible to participate in the Amended Option Plan are those full- or part-time officers, other employees, Non-Employee Directors, consultants, and other key persons of the Company or its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Amended Option Plan Committee in its sole discretion.

         Nature of Options. Options under the Amended Option Plan may be either Incentive Options within the definition of Section 422 of the Code or Non-Qualified Options.

         Stock Appreciation Rights. Upon exercise of a stock appreciation right, the recipient will receive an amount of cash, shares of Common Stock, or any combination of cash and shares of Common Stock as the Amended Option Plan Committee deems appropriate, equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price specified in the right (or, in the case of a tandem right, the exercise price specified in the related option) multiplied by the number of shares with respect to which the right was exercised.

         Restricted Stock. A restricted award entitles the recipient to receive shares of Common Stock subject to such conditions and restrictions as the Committee may determine at the time of grant. Upon the satisfaction of any conditions prescribed by the Amended Option Plan Committee, the restrictions applicable to the Restricted Stock will lapse and the shares will be deemed vested in the participant.

         Performance Share Awards. Upon the satisfaction of any performance goals prescribed by the Amended Option Plan Committee, the recipient of a Performance Share Award shall receive shares of Common Stock. A recipient of Performance Shares will have the rights of a stockholder only with respect to shares of Common Stock actually received by the participant and not with respect to shares that are subject to the satisfaction of performance goals.

         Dividend Equivalent Rights. Dividend Equivalent Rights entitle the recipient to receive credits for dividends that would be paid if the grantee had held specified shares of the Common Stock. Dividend equivalents credited under the Amended Option Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of the deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any.

         Other Option Terms. The Amended Option Plan Committee has authority to determine the terms of options granted under the Amended Option Plan; provided, however, that no Incentive Option may be granted with an exercise price that is less than 100% of the fair market value of the shares of Common Stock at the date of the option grant and no Non-Qualified Option may be granted with an exercise price that is less than 85% of the fair market value of the shares of Common Stock at the date of the option grant. The Amended Option Plan provides that such fair market value will be deemed to be the last reported sale price of the shares of Common Stock on the principal stock exchange on which the shares of Common Stock are listed. Options may be exercised subject to such vesting schedule as the Amended Option Plan Committee determines, except that no option shall be exercisable after the tenth anniversary of the date of an Incentive Option. In the event of a Change in Control, as defined in the Amended Option Plan, all outstanding Stock Options and Stock Appreciation Rights shall automatically become exercisable and vested in full and all Restricted Stock Awards and Performance Share Awards shall be subject to such terms as provided by the Amended Option Plan Committee. No option granted under the Amended Option Plan is transferable by the optionee other than by will or applicable law of intestate succession, and options may be exercised during the optionee's lifetime only by the optionee. Options granted under the Amended Option Plan expire on the tenth anniversary of the date of grant.

         Options under the Amended Option Plan may be exercised for cash or, if permitted by the Amended Option Plan Committee, by transfer to the Company of shares of Common Stock having a fair market value equivalent to the option exercise price of the shares being purchased, or by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to the Company on behalf of the Option holder. To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares of Common Stock subject to Incentive Options which first become exercisable in any one year.

         Adjustments for Stock Dividends, Mergers, etc. The Amended Option Plan authorizes the Amended Option Plan Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the Amended Option Pan and of any outstanding option to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Amended Option Plan Committee in its discretion may provide for appropriate substitution, adjustments or payment with respect to outstanding awards.

         Tax   Withholdings.   Optionees  under  the  Amended  Option  Plan  are
responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon any option exercise. Optionees may elect to have such tax withholding obligations satisfied either by authorizing the Company to withhold shares of Common Stock to be issued pursuant to an option exercise or by transferring to the Company shares of Common Stock having a value equal to the amount of such taxes. Such an election is subject to certain limitations for participants subject to the requirements of Section 16(b) of the Exchange Act.

Tax Aspects Under the U.S. Internal Revenue Code

         The following is a summary of the principal federal income tax consequences of transactions under the Amended Option Plan. It does not describe all federal tax consequences under the Amended Option Plan, nor does it describe state or local tax consequences.

         Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of Common Stock issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) there will be no deduction for the Company for federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

         If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (2) the Company will be entitled to deduct such amount. Special rules will apply where the optionee is subject to Section 16(b) of the Exchange Act or where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.

         If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or six months or one year in the case of termination of employment by reason of death or disability, respectively).

         Non-Qualified Options. With respect to Non-Qualified Options under the Amended Option Plan, no income is realized by the optionee at the time the option is granted. Generally, (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and the Company receives a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where the optionee is subject to Section 16(b) of the Exchange Act or where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of Common Stock.

         Recent Tax Law Changes. As a result of Section 162(m) of the Code, the Company's deduction for Non-Qualified Options and other awards under the Amended Option Plan may be limited to the extent that a "covered employee" (i.e., the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table of this proxy statement) receives compensation in excess of $1,000,000 in such taxable year.

Grants Under the Amended Option Plan

         The following table discloses the benefits granted under the Amended Option Plan in 1998 pursuant to a vote of the Board of Directors on April 17, 1998.

                        Waste Systems International, Inc.
            1995 Amended and Restated Stock Option and Incentive Plan

                                                      Number of Option Shares
       Name and Position                               to be Granted in 1998

       Philip Strauss, Chairman,
       President and CEO.............................         250,000

       Robert Rivkin, Executive Vice
       President - Acquisitions, CFO,
       Secretary and Treasurer.......................         250,000

       Joseph E. Motzkin,
       Vice President - Acquisitions.................          40,000

       Arthur Streeter,
       Vice President and General Counsel............          10,000

       Harry Benjamin
       Regional Vice President.......................          30,000

       Executive Group...............................         540,000

       William B. Philipbar..........................          25,000(1)
       Consultant to the Company

       Non-Executive Director Group..................          50,000

       Non-Executive Officer
       Employee Group ...............................         333,000
---------------------

(1) Mr. Philipbar, who also serves as a Non-Employee Director on the Company's Board of Directors, received options to purchase such shares pursuant to a grant on January 1, 1998, authorized by the Board of Directors on December 15, 1997 and subject to approval by stockholders of Proposal 2 to the amend the Option Plan.


         The Board of  Directors  recommends  a vote FOR this Proposal 2.

                           (Item 3 of the Proxy Card)

                                   PROPOSAL 3

                            APPROVAL OF AMENDMENT TO
     AMENDED AND RESTATED 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


         As discussed above, the Company believes that it is desirable to use equity-based incentives to retain, motivate and attract quality personnel, including not only employees, but also consultants and Directors of the Company who are working to further the Company's goals. Prior to amendment by the Board of Directors as described below in this paragraph, the terms of the Waste Systems International Inc. Amended and Restated 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provided for: (i) an automatic grant of stock options to purchase 4,000 shares of Common Stock to each Non-Employee Director first joining the Board on or after June 30, 1997, upon such person's joining the Board (the "Initial Grant"); and (ii) an automatic grant of stock options to purchase 2,000 shares of Common Stock to each Non-Employee Director as compensation, granted on January 1 of each year of service for such year (the number of shares subject to such option being prorated to the date of such person's election to the Board if such person joins the Board after January 1 of such year) (the "Annual Grant"). The Company believes that in order to retain, motivate and attract highly qualified persons to serve as Non-Employee Directors on the Company's Board, it must increase the number of shares subject to Initial Grant stock options and Annual Grant stock options under the Non-Employee Directors Plan. Accordingly, on April 17, 1998 the Board of Directors voted, subject to stockholder approval, to amend the Non-Employee Directors Plan effective as of January 1, 1998, (i) to increase the number of shares of the Company's Common Stock issuable under Initial Grant stock options from 4,000 shares to 20,000 shares, and (ii) to increase the number of shares of the Company's Common Stock issuable under Annual Grant stock options from 2,000 shares to 10,000 shares, with each currently-serving Non-Employee Director being granted an option on April 17, 1998 for 8,000 shares of Common Stock to bring the total number of shares subject to stock options granted to such director under the Non-Employee Director Plan in 1998 to 10,000 shares. The Non-Employee Directors Plan, as amended by the amendments described in this paragraph of Proposal 3, is referred to herein as the "Amended Non-Employee Directors Plan" and a summary thereof is set forth below.

Summary of the Amended Non-Employee Directors Plan

         The following description of certain features of the Amended Non-Employee Directors Plan is intended to be a summary and is qualified in its entirety by reference to the full text of the Amended Non-Employee Directors Plan.

         Number of Shares Subject to the Amended Non-Employee Directors Plan. By resolution of the Board of Directors, the Amended Non-Employee Directors Plan provides for the issuance of up to 250,000 shares of Common Stock issuable pursuant to the exercise of options granted under such plan. The proceeds received by the Company from option exercises under the Amended Non-Employee Directors Plan will be used for the general corporate purposes. On June__, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq Small-Cap Market, was $___ per share.

         Plan Administration. The Amended Non-Employee Directors Plan is administered by the Board of Directors of the Company, who are referred to below when acting in such capacity, collectively, as the "Administrator."

         Awards under the Amended Non-Employee Directors Plan. The Amended Non-Employee Directors Plan provides for the grant of non-qualified stock options only ("Non-Qualified Options").

         Eligibility. Persons eligible to participate in the Amended Non-Employee Directors Plan are those directors who are not also employees of the Company or any subsidiary thereof.

         Nature  of  Options.   Options  under  the  Amended   Non-Employee
Directors  Plan  are  solely Non-Qualified Options.

         Other Option Terms. Grants of Non-Qualified Options, which include Initial Grants and Annual Grants, are automatic; the Administrator has no discretion  with  respect  to  option  grants  under  the  Amended  Non-Employee
Directors Plan. All options granted and exercisable under the Amended Non-Employee Directors Plan must have an exercise price that is equal to 100% of the fair market value of the shares of Common Stock at the date of the option grant. The Amended Non-Employee Directors Plan provides that such fair market value will be deemed to be the last reported sale price of the shares of Common Stock on the principal stock exchange on which the shares of Common Stock are listed. Initial Grant options vest and may be exercised immediately upon the date of grant. Annual Grant options vest at a rate of 25% of the shares of Common Stock subject to such options on each of the first four anniversaries after the date of grant, and may be exercised upon vesting. All options granted under the Amended Non-Employee Directors Plan may be exercised in whole or in part. All options granted and exercisable pursuant to the vesting terms of the Amended Non-Employee Directors Plan shall cease to be exercisable and shall expire after the earliest to occur of: (a) the date six months after the Non-Employee Director ceases to be a Director for any reason other than death;
(b) the date twelve months after the Non-Employee Director ceases to be a Director as a result of death; and (c) the tenth anniversary of the date of grant. In the event of a Change in Control, as defined in the Amended Non-Employee Directors Plan, all outstanding options shall automatically become exercisable and vested in full. No option granted under the Amended Non-Employee Directors Plan is transferable by the optionee except for certain intra-family transfers and transfers by will or applicable law of intestate succession, and options may be exercised during the optionee's lifetime only by the optionee.

         Options under the Amended Non-Employee Directors Plan may be exercised for cash or, subject to approval by the Board, by transfer to the Company of shares of Common Stock held by the optionee for at least six months and having a fair market value equivalent to the option exercise price of the shares being purchased, or by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to the Company on behalf of the Option holder.

         Adjustments for Stock Dividends, Mergers, etc. The Amended Non-Employee Directors Plan authorizes the Amended Non-Employee Directors Plan Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the Amended Option Pan and of any outstanding option to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Amended Non-Employee Directors Plan Committee in its discretion may provide for appropriate substitution, adjustments or payment with respect to outstanding awards.

         Tax Withholdings. Optionees under the Amended Non-Employee Directors Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon any option exercise. Optionees may elect to have such tax withholding obligations satisfied either by authorizing the Company to withhold shares of Common Stock to be issued pursuant to an option exercise or by transferring to the Company shares of Common Stock having a value equal to the amount of such taxes. Such an election is subject to certain limitations for participants subject to the requirements of Section 16(b) of the Exchange Act.

Tax Aspects Under the U.S. Internal Revenue Code

         The following is a summary of the principal federal income tax consequences of transactions under the Amended Non-Employee Directors Plan. It does not describe all federal tax consequences under the Amended Non-Employee Directors Plan, nor does it describe state or local tax consequences.

         Non-Qualified Options. With respect to Non-Qualified Options under the Amended Non-Employee Directors Plan, no income is realized by the optionee at the time the option is granted. Generally, (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and the Company receives a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where the optionee is subject to Section 16(b) of the Exchange Act or where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of Common Stock.

Grants Under the Amended Non-Employee Directors Plan

         The following table discloses the benefits granted under the Amended Non-Employee Directors Plan in 1998 pursuant to its terms.

                        Waste Systems International, Inc.
     1995 Amended and Restated Stock Option Plan for Non-Employee Directors

                                                  Number of Option Shares
       Name                                        to be Granted in 1998

       Jay J. Matulich                                     10,000

       David J. Breazzano                                  10,000

       Charles Johnston                                    10,000

       Judy K. Mencher                                     10,000

       William B. Philipbar                                10,000(1)

---------------------

(1) Does not include any options granted to Mr. Philipbar in his capacity as a Consultant to the Company under the Amended Option Plan, as described in the table set forth in Proposal 2 above.


         The Board of  Directors  recommends  a vote FOR this Proposal 3.


                           (Item 4 of the Proxy Card)

                                   PROPOSAL 4

                 APPROVAL OF CONVERSION OF 7% SUBORDINATED NOTES
                           INTO SHARES OF COMMON STOCK


         On May 13, 1998, the Company issued $60,000,000 aggregate principal amount of 7% Subordinated Notes (the "Notes") due May 13, 2005 (the "Offering"). Interest on the Notes is payable semi-annually in arrears on each June 30 and December 31, commencing June 30, 1998. If approved by the Company's stockholders (the "Stockholder Approval"), the Notes will thereafter automatically, and without further action on the part of the holders thereof, become convertible (at any time prior to the payment or prepayment thereof) into Common Stock of the Company upon the terms set forth herein. See "Description of Notes--Conversion of Notes." If the Stockholder Approval is not obtained by December 31, 1998, (i) the Notes will not become convertible into Common Stock and, accordingly, holders of the Notes will continue to hold the Notes pursuant to the terms and conditions described herein, and (ii) the interest rate on the Notes will adjust to 12% per annum effective retroactively to September 1, 1998.

         If the Stockholder Approval is obtained, the Notes will be subject to mandatory conversion at the Company's option into Common Stock of the Company at any time after May 13, 2000, the second anniversary of the closing of the Offering, upon the terms set forth herein. In addition, the Notes may be redeemed at the option of the Company in whole or from time to time in part at any time on and after the second anniversary of the closing of the Offering at the redemption prices set forth herein, together with accrued and unpaid interest thereon to the date fixed for redemption. See "Description of Notes--Optional Redemption."

         The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein). In addition, the Notes are effectively subordinated to all indebtedness of subsidiaries of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom to repay indebtedness existing as of such date, the Company would have had in the aggregate approximately $1.4 million of Senior Indebtedness and subsidiary indebtedness outstanding.

         The Notes were initially purchased by First Albany Corporation (the "Initial Purchaser") on May 13, 1998 and were distributed by the Initial Purchaser to certain institutional investors. The Notes are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. The purchasers of the Notes included the following persons (listed in each case with the principal amount of Notes being purchased by such person) each of whom would, following the Stockholder Approval, beneficially own shares of Common Stock (including shares issuable on conversion of Notes and other convertible securities held by such persons) equal to at least 5% of the Company's outstanding Common Stock: B-III ($20.0 million); John Hancock ($11.5 million); Mitchell Hutchins ($10.0 million); The Prudential ($10.0 million); BEA ($7.0 million); Dawson Samberg ($1.5 million).

Description of Notes

         The terms of the Notes include those stated in the Registration Rights Agreement (the "Registration Rights Agreement") entered into on May 13, 1998 between the Company and Initial Purchaser. The following summaries of certain provisions of the Notes and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Registration Rights Agreement, including the definitions therein of certain terms that are not otherwise defined in this Offering Memorandum. Whenever particular provisions or defined terms of the Notes or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

         General. The Notes are subordinated unsecured obligations of the Company, limited to an aggregate principal amount of $60 million and will mature on or about May 13, 2005. The Notes do not limit the amount of other indebtedness or securities which may be issued by the Company or any of its subsidiaries. Substantially all of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of the Notes, to participate in the assets of any subsidiary upon liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, the payment of principal and interest on the Notes is dependent upon the Company receiving dividends and other payments from its subsidiaries, to which no assurance can be given.

         The Notes bear interest at the rate of 7% per annum, subject to possible adjustment. See "--Stockholder Approval." Interest is payable semi-annually on each June 30 and December 31 and prorated for any partial periods, commencing June 30, 1998, to holders of record at the close of business on the date 15 days preceding each such interest payment date. Principal of (and premium, if any) and interest on the Notes will be payable at the office of the Paying Agent. UMB Bank, N.A., will initially serve as Paying Agent with respect to the Notes.

         The Notes were not issued under an indenture and there is no trustee with respect to the Notes. The Notes do not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness or other indebtedness. The Notes contain no covenants or other provisions to afford protections to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company.
         The Notes may not be sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

         Convertibility of Notes Upon Stockholder Approval. If approved by the Company's stockholders (the "Stockholder Approval"), the Notes will thereafter automatically, and without further action on the part of the holders thereof, become convertible (at any time prior to the payment or prepayment thereof) at the option of the holders thereof into Common Stock of the Company in the manner described below.

         Stockholder Approval. Pursuant to the rules of The Nasdaq Stock Market, Inc., the Company is required to obtain stockholder approval in order for the Notes to become convertible. Under Nasdaq Marketplace Rule 4310(c)(25)(H), a company is required to obtain stockholder approval prior to the issuance (or potential issuance) of common stock or securities convertible into or exercisable or exchangeable for common stock ("Designated Securities") in connection with the acquisition of stock or assets of another company, if, due to such present or potential issuance of Designated Securities, the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such Designated Securities. Pursuant to the terms of the Notes, the Company anticipates that shares of Common Stock equal to or in excess of 20% of the number of shares of Common Stock currently issued and outstanding would be issuable in connection with the conversion of the Notes.

         Achieving the Stockholder Approval will require the affirmative vote of a majority of the total votes cast in person or by proxy on this Proposal 4. If the Stockholder Approval is not obtained (whether at the July 28, 1998 meeting of stockholders or at another meeting of stockholders called by the Company) by December 31, 1998 (i) the Notes will not become convertible into Common Stock and, accordingly, holders of the Notes will continue to hold the Notes pursuant to the terms and conditions described herein and (ii) the interest rate on the Notes will adjust to 12% per annum effective retroactively to September 1, 1998.

         Conversion of Notes. The holders of Notes may, at any time after the receipt of the Stockholder Approval and until the payment or prepayment of the Notes, convert the principal amount of the Notes and (subject to the Company's option to pay such amounts in cash) any accrued but unpaid interest (or any portion thereof equal to $10,000 or an integral multiple of $10,000) into shares of Common Stock of the Company at a conversion price of $10.00 per share (the "Conversion Price"), which is equal to a conversion rate of 100 shares per $1,000 principal amount of Notes. In addition, if such Stockholder Approval is obtained, the Notes will be subject to mandatory conversion at the Company's option into Common Stock of the Company at the Conversion Price at any time after May 13, 2000 if the closing price of the Common Stock on the Nasdaq Small-Cap Market (or the principal market on which the Common Stock is then trading) equals or exceeds such Conversion Price for a period of 20 consecutive trading days, subject to prior registration of the underlying shares under the Registration Rights Agreement referred to below. See "--Registration Rights."

         No payment or adjustment will be made for accrued interest on a converted Note or for dividends or distributions on shares of Common Stock issued upon conversion of a Note, but if any holder surrenders a Note for conversion between the record date for the payment of an installment of interest ("Record Date") and the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the holder on such Record Date. However, in the event that a holder surrenders a Note for conversion between the Record Date and the next interest payment date, such Note, when surrendered for conversion, must be accompanied by delivery of a check or draft payable in an amount equal to the interest payable on such interest payment date on the portion so converted unless there exists a default in the payment of interest on the Notes at the time of conversion.

         The Conversion Price will be subject to appropriate adjustment upon the occurrence of certain events occurring after the receipt of the Stockholder Approval, including (i) the issuance of shares of Common Stock or other shares of the Company's capital stock as a dividend or distribution on any class of capital stock of the Company, (ii) the subdivision, combination or reclassification of shares of Common Stock, (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the then current market price per share, as defined in the Notes, (iv) the distribution to all or substantially all holders of Common Stock of evidence of indebtedness or other non-cash assets (including securities, but excluding those dividends or distributions referred to in clauses (i) and (ii) above), (v) the distribution to all or substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above) and (vi) the distribution to all or substantially all holders of Common Stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds the greater of (a) the net income of the Company for the last fiscal year, or (b) the average net income of the Company for the last three fiscal years. In the event of a distribution pro rata to holders of Common Stock of rights entitling them to subscribe for or purchase additional shares of the Company's capital stock (or securities convertible into or exchangeable for capital stock) (other than those referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder who converts a Note (or any portion thereof) after the Record Date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon conversion, an appropriate number of such rights. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers, in its sole discretion, to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Common Stock.

         In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. The Company may, at its option, make such reductions in the Conversion Price, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

         If as a result of any adjustment, the holder of any Note thereafter surrendered for conversion becomes entitled to receive shares of two or more classes of capital stock or Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive) shall determine in an equitable manner the allocation of the adjusted Conversion Price between and among the shares of such classes of capital stock or Common Stock and other Capital Stock.

         In the case of (i) any reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) or (ii) a consolidation, merger, or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and would have received per share the kind and amount received per share by a plurality of non-electing shares).

         Optional Redemption. The Notes may be redeemed at the option of the Company in whole or from time to time in part at any time on and after May 13, 2000, on not less than 30 but not more than 60 days' notice prior to the date of redemption, at the redemption prices set forth below, together with accrued and unpaid interest thereon to the date fixed for redemption. The redemption prices for the Notes are as follows (expressed in percentages of principal amount):

         If redeemed during the 12 month period
            beginning on May 13,                               Percentage
         --------------------------------------                ----------
         2000.................................................       106%
         2001.................................................       104%
         2002.................................................       102%
         2003 and thereafter..................................       100%

         If less than all of the Notes are to be redeemed, the Company will select such Notes for redemption pro rata, by lot or by another method that the Company, in its sole discretion, considers fair and appropriate; provided that such method is not prohibited by any rule or regulation of a stock exchange or market on which such Notes are then listed or quoted. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued.

         No sinking fund is provided for the Notes.

         Subordination of Notes. To the extent set forth therein, the Notes are general unsecured obligations of the Company subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (defined below) of the Company, whether outstanding on the date of issuance of the Notes or thereafter created, incurred, assumed or guaranteed. Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, such Senior Indebtedness must be paid in full (including the principal thereof and interest thereon) in cash before any payment is made on or in respect of principal of or interest on the Notes or to acquire any of the Notes.

         "Senior Indebtedness" means the principal of, interest on and other amounts due on (i) Indebtedness (as defined below) of the Company, whether outstanding on the date of issuance of the Notes or thereafter created, incurred, assumed or guaranteed by the Company for money borrowed from banks or other financial institutions; (ii) commitment or standby fees due and payable to lending institutions with respect to credit facilities available to the Company, which credit facilities fall within the scope of clause (i) above to the extent of money borrowed thereunder; (iii) obligations under interest rate and currency swaps, floors, caps or other similar arrangements intended to fix interest rate obligations with respect to Indebtedness falling within the scope of clause (i) above; (iv) Indebtedness secured by any lien existing on property which is owned or held by the Company subject to lien to the extent of the creditor's interest in such property; (v) obligations of the Company constituting a guarantee of Indebtedness of or joint obligation with another or others which would be included in the preceding clauses (i), (ii), (iii) or (iv), if an obligation of the Company, or (vi) renewals, extensions or refundings of any of the Indebtedness, fees or obligations referred to in the preceding clauses (i),
(ii), (iii), (iv) and (v); provided that Senior  Indebtedness  shall not include
(A) any particular Indebtedness, if, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such Indebtedness is stated to be not superior in right payment to the Notes, (B) Indebtedness of the Company to any affiliate, (C) the Notes, (D) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services, or (E) Indebtedness of the Company to a subsidiary of the Company.

         "Indebtedness" means (i) any liability of the Company, contingent or otherwise, (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by a note, debenture or similar instrument, (B) owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable included in current liabilities incurred in respect of property and services purchased in the ordinary course of business, (C) for any letter of credit or performance bond in favor of the Company, or (D) for the payment of money relating to a capitalized lease obligation; (ii) any liability of others of the kind described in the preceding clause (i), which the Company has guaranteed, directly or indirectly, or which is otherwise its legal liability; (iii) any obligation secured by a lien to which the property or assets of the Company are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Company's legal liability; (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii); and (v) any unfunded pension or retiree health benefits liabilities reflected or required to be reflected on the Company's balance sheet.

         As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the principal amount of the Company's outstanding indebtedness that would have constituted Senior Indebtedness was approximately $1.4 million.* The Notes do not limit the amount of additional indebtedness, including Senior Indebtedness, that the Company can create, incur, assume or guarantee, nor do the Notes limit the amount of Indebtedness that any subsidiary can incur. The Company expects from time to time to incur, create, assume or guarantee additional Senior Indebtedness. The additional bank line which the Company is negotiating to receive from its lending bank and the assumption of approximately $5 million of debt to be assumed in connection with the Hopewell Landfill acquisition (which is expected to close by the end of June 1998) would be additional Senior Indebtedness.

         The Notes are obligations exclusively of the Company. Since the operations of the Company are conducted principally through subsidiaries, the cash flow of the Company and the consequent ability to service its debt, including the Notes, are dependent upon the earnings of such subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by such subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, and are contingent upon the earnings of such subsidiaries. The Company will not enter into any agreements following the Closing of the Offering that contractually limit the payment of dividends and other loans and advances to the Company by any subsidiaries without the consent of the requisite holders of the Notes.

         The Notes are effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Substantially all of the Company's operations are conducted through operating subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any Indebtedness of such subsidiary senior to that held by the Company. The Notes require that, if the Company transfers any portion of the proceeds of the sale of the Notes to any subsidiary, it shall cause such subsidiary to execute and deliver to the Company a subordinated promissory note in a principal amount equal to the amount of proceeds so transferred, having terms, including maturity, interest rate and subordination provisions, identical to the Notes.

         By reason of the subordination, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of an Event of Default under the Notes.

         Events of Default; Notice and Waiver. If an Event of Default (as defined in the Notes), other than an Event of Default resulting from bankruptcy, insolvency or reorganization occurs and is continuing, the holders of at least 75% in principal amount of the Notes then outstanding may, by notice to the Company, declare all unpaid principal and accrued interest to the date of acceleration on the Notes then outstanding to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, all unpaid principal of and accrued interest on the Notes then outstanding shall become and be due and immediately payable without any declaration or other act on the part of the Company or any holders.

         The Notes provide that the holders of a majority in aggregate principal amount of the Notes may on behalf of all holders waive any existing default or Event of Default and its consequences except a default in the payment of principal (other than principal due by acceleration) of or interest on the Notes which default materially and adversely affects the rights of any holder under the Notes.

         The following are Events of Default under the Notes: (i) failure to pay principal when due, at maturity, upon redemption, acceleration or otherwise;
(ii)  failure of the Company to pay  interest for 30 days after the same is due;
(iii) failure of the Company to comply with any of its other agreements contained in the Notes for 45 days after receipt of notice of such failure from the Company or the holders of at least 75% in principal amount of the Notes then outstanding; (iv) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary; and (v) a default on the payment of principal or interest in respect of any other Indebtedness of the Company in excess of $10 million individually or in the aggregate.

         The Company shall, following the occurrence of any default (the term "default" to include the events specified above without grace or notice) known to it, immediately give to the holders notice of such default; provided that, except in the case of a default in the payment of principal of or interest on any of the Notes, the Company shall be protected in withholding of such notice if it in good faith determines that the withholding of such notice is in the interest of the holders.

         Consolidation or Merger. The Company may, without the consent of holders of the Notes, consolidate with, merge into, or convey or transfer all or substantially all of its assets to any other corporation organized under the laws of the United States or any political subdivision thereof or therein, provided that (i) the successor corporation assumes all obligations of the Company under the Notes, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met.

         Registration Rights. The Company will, at its expense, file with the Commission on or prior to the date 60 days following receipt of the Stockholder Approval (the "Required Filing Date"), subject to certain conditions set forth below, and will use all reasonable efforts to cause to become effective on or prior to the date 180 days following receipt of the Stockholder Approval (the "Required Effective Date"), a shelf registration statement (the "Shelf Registration Statement") on such form as the Company deems appropriate covering resales by holders of all Common Stock issuable upon conversion of the Notes (the "Securities"). The Company will use all reasonable efforts to keep the registration statement effective until such date that is two years after the last date of original issuance of any of the Notes or such earlier date when the holders of the Securities are able to sell all such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise (the "Required Effectiveness Period"). In the event the Stockholder Approval is not obtained, the Notes will not become convertible into Common Stock and, accordingly, holders of the Notes will not be entitled to the registration rights.

         In addition to the foregoing, if the Shelf Registration Statement (i) has not been filed with the Commission by the Required Filing Date, (ii) has not been declared effective by the Commission by the Required Effective Date, or
(iii) has been filed and has become effective but ceases to be effective or fails to be usable for its intended purposes prior to the expiration of the Required Effectiveness Period (each, a "Registration Default," and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then the Company shall pay to each holder of Securities, in addition to any interest that would otherwise accrue under the Notes, during the first 90 days of any Registration Default Period, an amount equal to $.05 per week per $1,000 principal amount of Notes held by each such holder. The amount payable by the Company to each such holder shall increase by an additional $.05 per week per $1,000 principal amount of Notes held by each such holder with respect to each subsequent 90 day period until all Registration Defaults have been cured, provided that the maximum amount payable by the Company to any holder shall not exceed $.50 per week per $1,000 principal amount of Notes held by such holder. Notwithstanding the foregoing, (a) upon the filing of the Shelf Registration Statement (in the case of (i) above), (b) upon the effectiveness of the Shelf Registration Statement (in the case of (ii) above), and (c) upon the filing of a post-effective amendment to the Shelf Registration Statement or an additional registration statement that causes the Shelf Registration Statement to again be declared effective or made usable (in the case of (iii) above), the accrual of such amounts payable with respect to the Securities as a result of any such Registration Default shall cease.

         The Company will provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Securities. A holder who sells the Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions). If a Shelf Registration Statement covering the Securities is not effective, the Notes will not be subject to mandatory conversion and the Securities may not be sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

         Each holder must notify the Company not later than three business days prior to any proposed sale by such holder of Securities pursuant to the Shelf Registration Statement, which notice shall be effective for five business days. The Company may, upon written notice to such holder, suspend such holder's use of the prospectus (which is part of the Shelf Registration Statement) for a reasonable period not to exceed 60 days if the Company in its reasonable judgment believes it may possess material non-public information the disclosure of which would have a material adverse effect on the Company and its subsidiaries taken as a whole. Each holder, by its acceptance of a Note, agrees to hold any communication by the Company in response to a notice of a proposed sale under the Shelf Registration Statement in confidence.

         The specific provisions relating to the registrations described above will be contained in the Registration Rights Agreement entered into on May 13, 1998.

           The Board of Directors Recommends a Vote FOR this Proposal 4.


                           (Item 5 of the Proxy Card)

                                   PROPOSAL 5

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


         The accounting firm of KPMG Peat Marwick LLP has served as the Company's independent auditors since March 29, 1995. The Board of Directors has voted to appoint KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year. The Board of Directors recommends the ratification of this selection. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         The Board of  Directors  recommends  a vote FOR this Proposal 5.

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                                  OTHER MATTERS

Solicitation of Proxies

         The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

         A stockholder proposal (including a director nomination) submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Stockholders must be received by the Company by [ Mail date of 1998 proxy-120 days]; provided, however, that if the scheduled date of the 1999 Annual Meeting of Stockholders is changed by more than 30 calendar days from July 28, 1998, stockholder proposals must be received by the Company a reasonable time before the proxy solicitation for the 1999 Annual Meeting of Stockholders. Such a proposal must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the proxy statement and form of proxy. Any such proposal should be mailed to:
Secretary, Waste Systems International, Inc., 420 Bedford Street, Suite 300, Lexington, Massachusetts 02173.

         A stockholder proposal (including a director nomination) to be presented at the 1999 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the Company's principal executive offices at the address given in the preceding paragraph not earlier than March 30, 1999 and not later than May 14, 1999; provided, however, that if the scheduled date of 1999 Annual Meeting of Stockholders is scheduled to be held on a date more than 30 calendar days prior to July 28, 1999 or more than 60 calendar days after July 28, 1999, stockholder proposals must be received by the Company not later than the close of business on the later of (a) the 75th day prior to the scheduled date of the 1999 Annual Meeting of Stockholders or (b) the 15th day following the day on which public announcement of such scheduled date is first made by the Company.

Other Matters

         The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Item 1 and Items 5 through 9 of the Company's "1997 Form 10-K previously filed with the Commission pursuant to the Exchange Act, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, are hereby incorporated into this Proxy Statement by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Shareholder Meeting to which this Proxy Statement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequent filed document which also is or is deemed to be incorporated by reference herein or in any accompanying supplement to this Proxy Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement or any supplement thereto, except as so modified or superseded.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON REQUEST MADE TO WASTE SYSTEMS INTERNATIONAL, INC., 420 BEDFORD STREET, SUITE 300, LEXINGTON, MASSACHUSETTS 02173, ATTENTION: ROBERT RIVKIN, CHIEF FINANCIAL OFFICER, (TELEPHONE: 781-862-3000).

         REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.



DOCSC\618007.6

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